Exhibit 10.2

PHILLIPS 66
Terms & Conditions
For
[*] Restricted Stock Program

Grant Date:    [*]
Grant Price US/UK:    [*]
Grant Price Global:     [*]
Vesting Schedule:    Third Anniversary of Grant Date (grades 18+) / 1/3rd on the First,
    Second and Third Anniversary of Grant Date (grades 13-17)

This document applies to Awards made under the Restricted Stock Program (“Program”) provided under the 2022 Omnibus Stock and Performance Incentive Plan of Phillips 66 (“Plan”) or any successor to the Plan. The Program is designed to benefit the Company's shareholders by encouraging high levels of performance and alignment by Eligible Employees whose performance is a key element in achieving the Company's corporate strategies. Phillips 66 reserves the right to discontinue or change this Program at any time.

This document defines the general conditions, eligibility, and determination of Awards. It also addresses what happens in the event of employment termination, and how Awards are distributed and taxed.

All Award amounts and the terms and conditions of any Awards are within the discretion of the Committee.
•Nothing in this Program should be construed to limit the discretion of the Committee in determining the amount and terms and conditions of an Award, including the discretion to forego an Award for any Employee. The Authorized Party retains all discretion.
•All Awards shall comply with the required terms and conditions.
•No Award shall exceed any limit set forth in the Plan.
•If the Authorized Party, in its sole discretion, determines an Award has the possibility of violating any law, regulation, or decree pertaining to the Company or the Participating Employee, the Authorized Party may freeze or suspend the Participating Employee’s Award until the time as having the Award would no longer, in the sole discretion of the Authorized Party, have the possibility of violating any laws, regulation, or decree.
•This procedure will continue in effect until amended, rescinded, or terminated.

Capitalized terms shall have the meaning designated in this Program. Capitalized terms not defined in this Program shall have the meaning set forth in the Plan.

•Authorized Party means the person who is authorized to approve an Award, exercise discretion, or take action under the Program pursuant to the Plan. With regard to the Executive Chairman, CEO and Senior Officers, the Committee is the Authorized Party. With regard to other Employees, the CEO is the Authorized Party, although the Committee may act concurrently as the Authorized Party.
•Award means cash, stock option, performance share unit, restricted stock unit or any other form of equity or cash pursuant to the Program’s applicable terms, conditions and limitations as the Authorized Party may provide in order to fulfill the objectives of the Program.
•Award Agreement means any written or electronic agreement setting forth, or incorporating by reference, the terms, conditions, and limitations applicable to an Award to a Participating Employee. An Award Agreement must be accepted by the Participating Employee prior to the benefit being vested.
•Award Value means the following:
oFor Participating Employees that are on the US/UK Payroll and are resident in the US/UK on the Grant Date, Award Value means the Fair Market Value of one Share.
oFor Participating Employees that are either not on the US/UK Payroll or are not resident in the US/UK on the Grant Date, Award Value most generally means the Fair Market Value of one Share reduced by an amount equal to twelve times, for employees at grades 18 and above or for any retention award (assuming 3-year, cliff vesting), or eight times, for annual Awards to employees at grades 13 through 17, the amount of the most recently approved ordinary cash dividend. This is to offset that these employees are not eligible for the Dividend Equivalent payments that generally occur during the vesting schedule. However, should reduced dividend payments be anticipated or an alternate vesting schedule used, the Authorized Party may request a different Award Value.
•Board means the Board of Directors of Phillips 66.
•CEO means the Chief Executive Officer of Phillips 66. Where applicable, CEO also refers to the person holding that title but acting as a Special Equity Award Committee pursuant to the authority granted by the Board.
•Committee means the Human Resources and Compensation Committee of the Board of Directors of the Company, or any successor committee to it.
•Company means Phillips 66, a Delaware Corporation.
•Disability means a disability for which the Employee in question has been determined to be entitled to either, (i) benefits under the applicable long-term disability plan of the Participating Company or (ii) disability benefits under the Social Security Act. In the absence of any determination, the Authorized Party may make a determination that the Employee has a Disability.
•Dividend Equivalents means, with respect to Restricted Stock Units, an amount equal to ordinary dividends that are payable to shareholders of record during the Restriction Period on a like number of Shares.
•Eligible Employee shall include Employees that meet the participation requirements for this Program. Being an Eligible Employee does not guarantee an Award.

•Employee shall include employees of Phillips 66 and its subsidiaries, as designated in the records of the Company and its subsidiaries.
•Exchange Rate means the applicable currency Exchange Rate as published in the Phillips 66 and Consolidated Subsidiaries Corporate Booking Rates for the relevant date; or, if the appropriate country is not listed on that date, the applicable currency Exchange Rate as published on the last date prior to the relevant date.
•Executive Employee means an Eligible Employee in Salary Grade 21 or higher.
•Fair Market Value means, as of a particular date, the mean between the highest and lowest sales price per share on the consolidated transaction reporting system for the principal national securities exchange on which shares are listed on that date rounded to 4 decimals, or, if there is no sale reported on that date, on the preceding date on which a sale is reported or, at the discretion of the Committee, the price prevailing on the exchange at a designated time.
•Grant Date means the date the Award is granted.
•Layoff means an applicable Termination due to layoff under the Phillips 66 Severance Pay Plan, Phillips 66 Executive Severance Plan, or the Phillips 66 Key Employee Change in Control Severance Plan, or layoff or redundancy under any similar layoff or redundancy plan which the Participating Company may adopt from time to time. If all or any portion of the benefits under the redundancy or layoff plan are contingent on the Employee’s signing a Release of Liability or covenant not to compete or both, the Termination shall not be considered as a “Layoff” for purposes of the Program unless the Employee executes and does not revoke a Release of Liability, a covenant not to compete, or both, acceptable to the Company, under the terms of the layoff or redundancy plan. To be considered a “Layoff” under this Program, a Termination must also be considered a Separation from Service.
•Participating Company includes Phillips 66 and its 100% owned subsidiaries, including both those directly owned and those owned through subsidiaries, whose participation has been approved by the Authorized Party.
•Participating Employee shall include Eligible Employee receiving an Award under this Program. Being a Participating Employee does not guarantee a distribution.
•Plan Administrator means the Phillips 66 employee internally responsible for the administration of Programs.
•Release of Liability is a form provided to an Employee upon Layoff. Unless the Participating Employee executes and does not revoke the Release of Liability, the Participating Employee forfeits all Awards.
•Restricted Stock Unit means a unit equal to one Share that is subject to forfeiture provisions or that has certain restrictions attached to the ownership thereof. Restricted Stock Units do not have any voting rights or other rights generally associated with Shares and are merely an obligation of the Company to register stock in accordance with the terms and conditions applicable to the Restricted Stock Units.
•Retirement means Termination at age 55 or older with a minimum of 5 years of service with a Participating Company; provided, however, that with regard to an Employee not on the United States payroll, the Authorized Party may approve the use of a different definition. Service is defined by the policies of the Participating Company.
•RSU Target Percentage means the percentage as approved in Appendix B.

•Salary is expressed as an annual amount in USD, prior to any voluntary salary reduction. In cases where a Participating Employee’s Salary has been increased due to a local market factor (as the term is used in the Company’s compensation practice; for example, the London Allowance) the Salary shall be reduced by the effect of this factor. For Participating Employees paid in a currency other than U.S. Dollars, Salary will be expressed in USD using the applicable Exchange Rate as of the first of the month immediately preceding the Grant Date of the Award.
oSalary for Awards made in any month other than February is determined as of the first of the month coincident with or immediately following Grant Date, or as otherwise determined by the Authorized Party.
oSalary for Awards made in February is determined as of the last day of the preceding calendar year if the Employee was employed in the preceding calendar year.
oSalary for Awards made in February is determined as of the first of the month immediately preceding Grant Date if the Employee was hired on or before February 1 in the year of the grant.
oSalary for Awards made to Executive Employees in February is determined as of the date of hire or promotion if the Executive Employee was hired or promoted into an Executive position becoming a new Executive Employee on or before February 1 of the year of the grant.
•Salary Grade means a classification level for Employees under the practices of the Participating Company.
oSalary Grade for Awards made in any month other than February is determined as of the first of the month coincident with or immediately following Grant Date, or as otherwise determined by the Authorized Party.
oSalary Grade for Awards made in February is determined as of the last day of the preceding calendar year if the Employee was employed in the preceding calendar year.
oSalary Grade for Awards made in February is determined as of the first of the month immediately preceding Grant Date if the Employee was hired on or before February 1 in the year of the grant.
oSalary Grade for Awards made to Executives Employees in February is determined as of the date of hire or promotion if the Executive Employee was hired or promoted into an Executive position becoming a new Executive Employee on or before February 1 of the year of the grant.
•Senior Officer means the Chairman of the Board (if the Chairman is an employee of the Company and the role of Chairman and CEO are separated), the Chief Executive Officer (the “CEO”), all officers of the Company who report directly to the CEO, and all other officers of the Company who are reporting officers under Section 16 of the Securities Exchange Act of 1934.
•Separation from Service means “separation from service” as that term is used in section 409A of the Internal Revenue Code.
•Shares means shares of PSX common stock.

•Termination means cessation of employment with the Participating Companies, determined in accordance with the policies and practices of the Participating Company for whom the Employee was last performing services.
•Termination Date is defined as the first date an Employee is no longer employed by and performing services for a Participating Company.

I.    General Conditions
1.The Committee, or to the extent authorized by the Committee, the CEO, or another designated individual or committee, shall have the right to terminate, suspend, withdraw, amend, or modify the Program in whole or in part at any time. The CEO shall review and approve this document and may amend it as necessary.

2.The Board has previously delegated to the CEO, as a Special Equity Award Committee of the Board, the authority to approve grants of Awards under the Plan for Employees that are not the CEO or a Senior Officer. All Awards shall be under and in accordance with the terms of the Plan and the Program. The pool of shares subject to this delegation of authority to the CEO shall be the remaining shares available under the Plan. For this purpose, the CEO is the Authorized Party. The Board has also delegated to the CHRO the Committee’s power and authority to grant Employee Awards from time to time pursuant to and in accordance with the Plan to any individual who is eligible to receive Employee Awards under the Plan other than to the Company’s Senior Officers and any member of the Board. No more than an aggregate of 100,000 shares of Common Stock may be granted pursuant to this delegation to the CHRO. The Board has not delegated to the CEO, as a Special Equity Award Committee of the Board, the authority to approve Awards under the Plan to persons who are the CEO or Senior Officers. The Committee retains this authority for the CEO and Senior Officers as the Authorized Party.

3.The Plan Administrator is responsible for the implementation of Awards given by the Authorized Party. The Plan Administrator may from time to time designate other individuals to assist in this process, including duties and responsibilities as deemed appropriate. These duties and responsibilities shall include, but are not limited to, the establishment of appropriate systems, accounts, and other necessary record keeping activities along with the preparation and execution of agreements or other grant documents between the Company and the Participating Employee evidencing Awards, but shall not include any discretionary authority with respect to substantive decisions or matters regarding the Plan, Programs, or Awards. The Plan Administrator, or other individuals designated by the Plan Administrator, may hire third party administrators to deal with the day-to-day administration of Awards under the Program, and shall monitor third party administrators. Third party administrators may require the use of forms and methods, and impose time limitations in the administration of the Program as are reasonable, subject to the discretion of the Plan Administrator and the Plan Administrator’s designees in administering the Program.

4.Awards, and amounts paid under the Awards, are subject to forfeiture or recoupment, in whole or in part, under the following circumstances:

A.Pursuant to applicable law and any pertinent Company policies, including the Phillips 66 Clawback Policy;
B.In the event a Participating Employee’s negligence or misconduct results in materially misstated financial or other data, as determined by the Human Resources & Compensation Committee and the Audit & Finance Committee of the Board in their sole discretion;
C.Because the Company has provided and will provide Participating Employee with access to and knowledge of Confidential Information, placing Participating Employee in a position of trust and confidence, Participating Employee will obtain knowledge of the Company’s Confidential Information and unique skills relevant to the Company’s methods of doing business and strategies. Accordingly, should Participating Employee engage in competition with the Company, it is likely that Participating Employee will inevitably misuse or disclose the Company’s Confidential Information to compete unfairly with the Company. If the Authorized Party determines that, subsequent to the grant, vesting and/or receipt of proceeds of any Award, the Participating Employee has engaged or is engaging in any activity which, in the sole judgment of the Authorized Party, is or may be detrimental to the Participating Company, the Authorized Party may cancel and/or recoup any previously paid amounts under all or part of any or all Awards to that Participating Employee. For the purposes of this Section, activity that is, or may be, detrimental to the Company includes but is not limited to:
a.The Participating Employee’s solicitation or inducement, directly or indirectly, or attempted solicitation or inducement, of any employee, staff member or independent contractor of the Company or any of its subsidiaries to leave the employ of, or terminate his or her relationship with the Participating Company or any of its subsidiaries within the twelve months following the separation of the Participating Employee’s employment with Phillips 66
b.The use (except as necessary to perform the Participating Employee’s duties on behalf of the Participating Company or any of its subsidiaries) or unauthorized disclosure of highly sensitive, privileged, confidential, trade secret and/or other non-public information of the Participating Company and any of its subsidiaries, whether or not in written or electronic form and whether or not expressly designated as confidential (collectively, “Confidential Information”), including, without limitation, information related to the:
•Intentions, priorities, and/or strategies of or for the Participating Company and/or any of its subsidiaries, joint ventures, business partners, vendors, or employees;
•Analyses, trials, tests; and
•Documents, decisions, conversations / communications regarding any of the above.
c.For those Participating Employees subject to the Competition Addition (as indicated in their Award communications), the following reflects an agreement not to compete as described herein, and acknowledges that doing so would constitute activity that is, or may be, detrimental to the Company for the purposes of this Section:

(Participating Employees subject to this provision who are residents of Illinois have 14 days to consider the terms prior to agreeing to same, during which time they are advised to consult an attorney.)

The Participating Employee becoming employed by, consulting for, or otherwise rendering services or contributing knowledge to any business entity or person engaging in activities that compete with the Participating Company, in the same or similar role or responsible for performing or overseeing the same or similar duties held, performed, or overseen while employed by Participating Company, at any time during the 6-month period following the Participating Employee’s separation from the Participating Company, unless the Participating Employee has first obtained the consent of the Chief Human Resources Officer or his or her delegate.
i.The determination of status as a “business entity or person engaging in activities that compete with the Participating Company” and “the same or similar role or performing or overseeing the same or similar duties held, performed, or overseen while employed by the Participating Company” for the purposes of this provision will be made by the Chief Human Resources Officer (or his or her delegate) in his or her sole discretion.
ii.Examples of business entities referenced above may include (but would not necessarily be limited to) those companies identified in the Company’s annual Proxy Statement.
iii.Participating Employee acknowledges that receipt of confidential information, as well as the Awards and/or amounts paid under the Awards, support and reflect the covenant to not compete, including refraining from engaging in activity that is or may be detrimental to the Participating Company as set forth above during the 6-month period following the Participating Employee’s separation from the Company.

Notwithstanding the foregoing, the Participating Employee may disclose such Confidential Information to the extent: (a) the Participating Employee receives advance written permission from an authorized senior or executive officer of the Company; (b) the Participating Employee is legally compelled by subpoena or other legal process to disclose the Confidential Information; (c) cooperating with the National Labor Relations Board or discussing the terms and conditions of the Participating Employee’s employment or this

Award with his or her co-workers or union representatives in connection with exercising protected right under Section 7 of the National Labor Relations Act; (d) disclosure is sought by a government entity, regulatory agency, or self-regulatory organization; or (e) disclosure is made in confidence to a government agency, entity, official or self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, or any Agency Inspector General, solely for the purpose of reporting possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Participating Employee further understands that the Participating Employee may disclose trade secret information either (i) in confidence to a federal, state or local government official or to an attorney solely to report or investigate a suspected violation of law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding without fear of prosecution, liability or retaliation provided the Participating Employee does so in strict adherence with 18 U.S.C. §1833.

By accepting this Award, the Participating Employee acknowledges and agrees to this provision and expressly (A) consents to any forfeiture or recoupment of this Award or any other Incentive-Based Compensation, pursuant to the terms hereof and as defined in the Phillips 66 Clawback Policy for executive officers and other discretionary clawback provisions for all other employees; (B) authorizes the Company to issue instructions, on the Participating Employee’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company; and (C) authorizes the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable to the Participating Employee.

5.Upon any change in the outstanding stock of the Company by reason of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, or other similar changes, the Committee shall make corresponding adjustments, as appropriate.

6.In addition to the terms and conditions described, Awards are subject to all other applicable provisions of the Plan. The decisions of the Committee with respect to questions arising as to the interpretation of the Plan or the Award Agreement and as to findings of fact shall be final, conclusive, and binding.

7.No provision of this document shall confer any right upon the Employee to continue employment with any Participating Company.

II.    Determination of Award
The Award shall be held in escrow by the Company until the lapsing of restrictions placed upon the Restricted Stock Units. Participating Employees shall not have the right to sell, transfer, assign, or otherwise dispose of Restricted Stock Units until the escrow is terminated.

III.    Effect of Termination of Employment

The following is meant to clarify Award treatment in the event of various Terminations for Participating Employees with Awards. In all instances below except Layoff, Fair Market Value is calculated as of Termination Date.

1.Death. If a Participating Employee dies while in the employ of a Participating Company, the Participating Employee’s rights to any Award will be transferred only as indicated in the will of the Participating Employee. If the Participating Employee does not have a will, the distribution will be made according to state law. However, the Award will be subject to the terms and conditions that applied to the Participating Employee before their death. Rights cannot be assigned or transferred other than by will or the laws of descent and distribution. No transfer of an Award by the Participating Employee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and any other evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Award.

2.Disability. If a Participating Employee terminates employment by reason of Disability and has Awards with restrictions, the Participating Employee shall retain all rights provided by the Award at the time of Termination.

3.Layoff. The following details how Awards with restrictions are handled when a Participating Employee Terminates by reason of Layoff:
•If the Participating Employee’s employment with a Participating Company is terminated by reason of Layoff, and the Participating Employee completes the required Release of Liability, then the Participating Employee shall retain a prorated portion of the Award. The percent of the Award to be retained will be computed by multiplying the original number of Shares granted by a percentage as outlined in Attachment A for the annual Awards made in February. All other Awards will be prorated by a fraction, the numerator of which is the number of months from Grant Date to Termination Date (inclusive of month of Termination Date) and the denominator of which is 12.
•In the case of Layoff, if a Participating Employee is eligible to retain an Award, the Fair Market Value will be determined as of:
oFor US employees, the eighth day following the signed date of the Release of Liability.
oFor UK, Canada, Singapore, and Austria employees, Termination Date.

4.Retirement. The following details how Awards with restrictions are handled when a Participating Employee Terminates by reason of Retirement:
•If the Participating Employee’s employment with a Participating Company is terminated by reason of Retirement, then the Participating Employee shall retain a prorated portion of the annual Awards made in February. The percent of the Award to be retained will be computed by multiplying the original number of Shares granted by a percentage as outlined in Attachment A for the annual Awards made in February. This provision does not apply to any other Awards.

5.If the Participating Employee Terminates for any reason other than death, Disability, Layoff, or Retirement, the Award shall be canceled and all rights thereunder shall cease; however, the Authorized Party may, in its sole discretion, determine that all or any portion of the Award shall not be cancelled due to Termination.

6.Leaves. Whether any leave of absence shall constitute Termination for the purposes of any Award granted under these Programs shall be determined by the Plan Administrator in each case in accordance with applicable law and by application of the policies and procedures adopted by the Company in relation to such leave of absence.

7.Divestiture, Outsourcing or Move to Joint Venture. If, after the Grant Date, a Participating Employee ceases to be employed by a Participating Company as a result of (a) the outsourcing of a function, (b) the sale or transfer of all or a portion of the equity interest of the Participating Company (removing it from the controlled group of companies of which the Company is a part), (c) the sale of all or substantially all of the assets of the Participating Company to another employer outside of the controlled group of corporations (whether the Participating Employee is offered employment or accepts employment with the other employer), (d) the Termination of the Participating Employee by a Participating Company followed by employment within a reasonable time with a company or other entity in which the Company owns, directly or indirectly, at least a 50% interest, or (e) any other sale of assets determined by the Authorized Party to be considered a divestiture under this Program, the Award shall be forfeited unless (i) the Authorized Party, in its or his sole discretion, determines that all or a portion of any Award shall not be canceled or (ii) the Award is retained as a result of another provision of this Program.

8.Transfer. Transfer of employment between Participating Companies shall not constitute Termination for the purpose of any Award granted under the Program.

9.Change in Control. If a Change in Control occurs and the Participating Employee is Terminated, all restrictions applicable to any Award shall lapse and the Shares will become immediately vested.

10.With or Without Cause Termination. (For Participating Employees employed in Canada) Participation in the Program ceases immediately and all unvested Awards granted under the Program are cancelled forthwith and are without value of any kind as of the day that the Participating Employee’s employment is terminated and the Participating Employee is no longer actively employed by a Participating Company. For greater certainty, the Participating Employee must be actively employed by a Participating Company on the day that the Award vests.

“Employment is Terminated”, except for the specific situations described in sections III (1) or (2) or (3) or (4) or (6) or (7) or (8) or (9) or (10) above, means for the purposes of this section, regardless of the reason for the termination, and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participating Employee is employed.

“Actively employed” means for this section that the Participating Employee is no longer actively performing the usual and customary day-to-day duties of the Participating Employee’s position or job for the Participating Company and does not include a reasonable notice period, (whether statutory, contractual, or at common law) whether provided by a Participating Company or imposed by a court in the jurisdiction where the Participating Employee commences any legal action. To resolve any uncertainty, even if the Participating Employee receives, or will receive, any compensatory payments or salary in lieu of notice of termination, he or she is not entitled to the Award.

In the event that the Participating Employee’s Employment is Terminated by a Participating Company, either with or without cause, and with or without reasonable notice, the Participating Employee shall have no rights to any particular Award which may have been made to him or her other than as set forth in the Program and the Participating Employee will not be entitled to recover damages nor to be paid any benefits or to recover any compensation which the Participating Employee would or may otherwise have been entitled to under the Program, if the Participating Employee had remained actively employed by the Participating Company.

IV.    Distributions
1.For annual Awards made in February to employees at grade 18 and above, restrictions shall lapse on the third anniversary Grant Date. For annual Awards made in February to employees in grades 13 through 17, restrictions shall lapse one third (rounded down to the nearest whole share) on the first and second anniversary of the Grant Date and the remainder on the third anniversary of the Grant Date. For other Awards, restrictions generally lapse on the third anniversary of the Grant Date, unless the Authorized Party approves a different lapse schedule.

2.Restricted Stock Units granted to Participating Employees who are on the US/UK Payroll and are resident in the US/UK on the Grant Date shall be paid a Dividend Equivalent at the same times as an ordinary cash dividend is determined by the Company to be paid, generally quarterly. Current tax law dictates these payments are taxable as compensation (ordinary income) in the year they are distributed. This Dividend Equivalent will be paid through the standard payroll process and cannot be reinvested.

3.Restricted Stock Units granted to Participating Employees who are either not on the US/UK Payroll or are not resident in the US/UK on the Grant Date, shall not accrue a Dividend Equivalent. The value of their Award is increased to reflect no payment of a Dividend Equivalent.

4.Upon the lapsing of restrictions, the number of Shares registered to the Participating Employee will be equal to the Restricted Stock Units for which the restrictions have lapsed and will be transferred less shares held for taxes to the Participant’s brokerage account held with the third-party administrator. Shares shall be registered no later than 2 ½ months after the end of the calendar year in which the restrictions lapse.

5.If the Plan Administrator determines that registering the Shares is prohibited by law, regulation, or decree, or where the cost of legal compliance to issue the Shares is reasonably expensive, the Fair Market Value of the Shares shall be paid in cash instead of registering Shares. Cash payouts are only permitted where legal restrictions exist. Cash payout shall be made no later than 2 ½ months after the end of the calendar year in which the restrictions lapse. Awards made to grantees in the People’s Republic of China will only be settled in cash onshore in Chinese currency.

6.No Award or distribution that is considered income pursuant to Section 409A of the Internal Revenue Code, shall be settled or paid prior to six months after the Employee’s Termination from the Company and its subsidiaries (or, if earlier, the date of death).

7.If applicable, court ordered garnishments or tax levies will be withheld.

8.The Participating Employee’s distribution, and any required taxation, will be communicated to the Participating Employee at time of the distribution.

9.The Fair Market Value used upon the lapsing of restrictions is generally the Fair Market Value for the date on which the restrictions lapse.

V.    Taxation of Distributions
1.Distribution of a Participating Employee’s Award will reflect required tax withholding or expatriate hypothetical tax obligation. The Participating Employee is responsible for required withholding taxes associated with a distribution.

2.If on or after December 1 following the Grant Date for annual Awards made in February, a Participating Employee is determined to be eligible for Retirement, the Award is considered vested for FICA purposes because there is no longer a substantial risk of forfeiture. At this time, FICA tax and income tax related to the FICA withholding, will be paid by withholding Shares from the Award. When the remaining Award lapses, the company will withhold Shares to cover the federal tax (and state and local tax, where applicable).

3.The Company will generally withhold Shares for taxes to meet tax obligations. The value of the Shares withheld for this purpose shall not exceed the minimum withholding amount required by applicable laws and regulations. With the Plan Administrator’s approval, Participating Employees may request a different withholding rate.

4.If the Participating Employee spent time as an expatriate outside of their home country the Participating Employee will be tax equalized, with the intent that the Participating Employee receives no adverse tax consequences for their expatriate service, which could be different depending upon each country. The Participating Employee’s distribution will reflect any expatriate hypothetical tax obligation.

5.The Company may take appropriate measures to ensure that corrective actions related to withholding tax obligations are completed in a timely manner. The Plan Administrator will take steps, as it deems necessary or desirable for the withholding of any taxes that are required by laws or regulations of any governmental authority in connection with any distribution.

6.Pursuant to the Canada Budget Implementation Act, 2021, No. 1 (Bill C-30) assented to on June 29, 2021, the parties acknowledge that this communication serves as notification that Restricted Stock Units granted to Employees in Canada are designated as non-qualifying securities for income tax purposes.

VI.    Sale of Shares
1.Upon the lapsing of restrictions, the Participating Employee can initiate sale or transfer of the Shares by contacting the third-party administrator designated by the Plan Administrator.

2.In all cases, if a Participating Employee is subject to trading restrictions, authorization prior to the selling of Shares must be obtained by the Deputy General Counsel, Corporate or their designee pursuant to the Company’s Insider Trading Policy